Exhibit 99.1

EMSC News – For Immediate Release

Contact:	Deborah Hileman
(303) 495-1210
deborah.hileman@emsc.net

American Medical Response Announces Settlement of Investigation

Greenwood Village, CO—(October 5, 2006)—Emergency Medical Services Corporation (NYSE: EMS) today announced that its subsidiary, American Medical Response, Inc. (AMR or the “Company”), has entered into a settlement with the U.S. Department of Justice (DOJ) in connection with an investigation into alleged Company conduct occurring in periods prior to 2002.

The DOJ alleged that AMR provided discounted transports to various healthcare facilities in the state of Texas in exchange for referrals of transports from the facilities from 1994 through 2001, a period during which AMR was under different ownership and management. Under the terms of the settlement, AMR paid $9,000,000 to the federal Government, and entered into a corporate integrity agreement with the Office of Inspector General. The Company fully reserved for its portion of the settlement in prior reporting periods. In addition, a significant portion of the settlement has been indemnified by AMR’s prior owner pursuant to the sale of the Company in 2005. The Company entered into the settlement in order to avoid the uncertainties of litigation, and has not admitted any wrongdoing.

Commenting on the settlement, William A. Sanger, Chairman and CEO of AMR’s parent company, EMSC, said, “We are pleased that we were able to resolve this matter with the Government. AMR cooperated fully with the Government during the course of its inquiry into prior conduct of the Company, and we believe it is in AMR’s best interest to put this matter behind us.” Sanger added, “We maintain an active compliance program nationwide, and we believe the requirements of the CIA are consistent with our existing compliance program. We remain committed to conducting our business in a manner consistent with applicable laws and ethical practices.”

-more-

About Emergency Medical Services Corporation

Under the recognized brands of EmCare® and American Medical Response® (AMR), Emergency Medical Services Corporation, headquartered in Greenwood Village, Colorado, is a leading provider of emergency medical services in the United States, serving more than nine million patients each year. EmCare provides outsourced emergency department staffing and management services to more than 335 hospitals in 39 states. American Medical Response is America’s leading provider of ambulance services, with local operations in over 250 communities in 36 states. For more information, visit www.emsc.net.

About American Medical Response

American Medical Response Inc., (www.amr.net) America’s leading provider of medical transportation, is locally operated in 36 states and the District of Columbia. More than 18,000 AMR paramedics, EMTs and other professionals transport nearly four million patients nationwide each year in emergency, critical and non-emergency situations. Operating a fleet of approximately 4,000 vehicles, AMR is headquartered in Greenwood Village, CO.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

###